Exhibit 99.1

Xerium Technologies Inc.

Second Quarter 2009 Financial Results Conference Call

Wednesday, August 5, 2009

8:00 a.m. EDT

Executives:

Stephen Light - President, CEO & Chairman

David Maffucci - EVP & CFO

Operator

Ladies and gentlemen, welcome to the Xerium Technologies Second Quarter 2009 Financial Results Conference Call on August 5, 2009. For today’s recorded presentation, all participants will be in a listen-only mode. After the presentation, there will be an opportunity to ask questions. [Operator Instructions].

I will now hand the conference over to David Maffucci, Executive Vice President and Chief Financial Officer. Please go ahead, sir.

David Maffucci

Thank you, Grace. And thank you everyone and welcome to the Xerium Technologies second quarter 2009 financial results conference call.

Joining me this morning is Stephen Light, President, CEO and Chairman of Xerium Technologies. Stephen will start the discussion this morning with an update on our current status and progress. And then I’ll provide some further information on our financial details with respect to the quarter. At the end, we will open up the line for questions.

Xerium Technologies financial results for the quarter were announced in a press release after the market closed yesterday. Notification of this call was broadly disclosed and this conference call is being webcast using a link on our Investors Relations homepage on our website at www.xerium.com. I would also note that we will make comments today about the future expectations, plans, and prospects for the company that constitutes forward-looking statements for the purposes of the Safe Harbor provision under the Private Securities Litigation Reform Act of 1995.

Our actual results may differ materially from those indicated by these forward-looking statements. As a result of various important factors including those described in yesterday’s press release. Forward-looking statements represent our views as of today, August 5, 2009. And we specifically disclaim any obligation to update these forward-looking statements.

Lastly, on this call, we plan to discuss supplementary non-GAAP financial measures such as adjusted EBITDA. These measures are key metrics for our credit facility covenants and that we use internally to assess liquidity and our financial performance and therefore believe, will assist you in better understanding our company. A reconciliation of these measures to the comparable GAAP numbers is available in our press release, which is also posted in the Investor Relations section of our website.

With that, I will turn this call over to Stephen.

Stephen Light

Thank you, Dave, and welcome to the Xerium Investor Call. Good morning ladies and gentlemen and fellow investors. There is no doubt that the just completed second quarter of 2009 was one of the most difficult Xerium has ever faced. In every geography we operate, we had customers fall into financial distress resulting from the global economic slowdown. Their distress had a negative impact on their desire and their ability to do business with any supplier, including us.

An example of the challenges we faced comes courtesy of the Bloomberg news on July 22nd van de Pol reporting, and I quote:

“European industrial orders declined more than economists expected in May as the worst recession in six decades curtailed demand for machines and equipment.”

According to the European Union’s statistics office, “orders to industrial companies in the euro region fell 30.1 percent from a year earlier,” marking “the 10th straight drop,” and also following “a record 35.3 percent decline in April. Economists forecast a 27.9 percent fall in May.”

These were euro-based calculations. However, this recession will not continue indefinitely. During the past few months, we have seen a steady decline in finished goods inventories across nearly all paper grades by nearly all manufacturers. This has been accomplished, not by selling into increasing demand, but rather by dramatic production curtailments, and permanent mill closures, to stop production of even more paper. Not every one of our customers survived the quarter, and some of those that did, were badly weakened. However, others were fast to react to demand changes and suffered less, at least, so far. While these curtailments and shutdowns have had a negative impact on our revenues, these actions were not unexpected, and were precisely what was required in these difficult times.

Our customers’ actions extended paper machine clothing replacement cycles, reduced their inventory of clothing, and delayed rolls repairs. These customer actions, made possible by their production curtailment coupled with an unexpected change in the exchange rate of the dollar against other currencies, reduced dollar revenue by 29.1% versus the second quarter of 2008 to $120.8 million. Adjusted for year-over-year currency effects this decline was actually 20% in the second quarter, still an unprecedented shrinkage.

Year to date revenue is 28.0% below last year’s comparable period, or $92 million less. Once again adjusting for currency we are 19.1% below last year’s revenue.

While it does not add much solace, we believe we have gained market share during the quarter based on recently released publically available competitor reports and our own market intelligence, which showed our major competitor reported revenue declines 12% worse than ours in the quarter and 11.9% worse year-to-date.

In contrast to this dire market news, I am able to tell you that our order bookings tracking systems in both North America and Europe are showing their most recent three month trend lines moving upward, meaning that orders are just beginning to recover, although orders still remain well below historical levels. These leading indicators give us confidence we are passing through the bottom of the recession and that better times lay ahead as customers have reduced their inventories of paper machine clothing along with their paper inventories to a level at which we believe they must re-order soon. Roll cover bookings, which are beginning to increase in North America, support the same conclusion of initial market recovery, as the mills are now willing to spend money to assure their spare rolls are ready to install in case they are needed.

Further signs of budding recovery come from China, where paper production for domestic consumption, measured in tons, has jumped from a negative 0.8% through the first four months of the year, to a positive 5.1% as of the end of May. My sources which include industry specific publications attribute this substantial increase to the Chinese government’s economic stimulus package. However, Chinese export production, consisting of mostly brown paper grades used for packaging, is yet to recover.

In South America, we estimate the pulp mills are operating at nearly 90% of their capacity in support of pulp exports to China. Mills aimed at domestic consumption operated at approximately 80% of capacity in June versus 83% one year ago, so there are early positive indications emerging in South America as well.

I cannot tell you what shape the recovery will take, but I am guardedly optimistic it is beginning. While no one foresaw the depth of the market collapse we experienced, we began our preparations for this decline during 2008, as we implemented our new strategy focused on generating cash and reducing our burdensome debt.

As I’ve previously mentioned, throughout 2008 and during the first half of 2009, we worked deliberately to reduce costs in every possible area, attacking both fixed and variable costs around the globe, and we worked to shed assets that were no longer productive. During the most recent quarters, we completed the closure of our Geelong, Australia plant and most significantly the conversion of production to other sites we operate without customer disruption. We concluded a few small assets sales in Europe and in South America. We reached agreement with key material suppliers to increase rebates and discounts on their raw materials supply. We adjusted our production schedules downward to match our customer demands by scheduling short work weeks and entire plant shutdowns.

All of our previously announced benefit curtailments remain in force today. And finally but by far not the last thing we did we further reduced headcount both on the temporary and permanent basis. Today, our headcount is more than 440 [correct number is 356] people lower than at year-end 2008. These activities enabled us to maintain our variable cost of sales at 2008 levels and to reduce fixed costs nearly 20%. That’s quite an accomplishment in a short time, but clearly it is not enough to offset the 29% revenue decline we experienced. So consequently, our EBITDA declined substantially.

In a few moments Dave will provide you with added color about the financial details shown in our press release and its accompanying tables when it’s his turn at the microphone.

We also continued our relentless attack on our balance sheet through capital spending curtailment, our highly successful trapped cash program and the commencement of Project Czar. Let me explain how this new program is working to take our trapped cash initiative to yet another step forward. In each of our divisions, in a blatant copy of the U.S. government’s auto industry Czar, we have appointed a Czar to create, direct, lead and execute plans and actions into collecting previously reserved receivables, some as much as three years old, and to dispose that excess inventories that remain in the company even after our $40 million year-over-year reduction of trapped cash.

These materials are mostly good quality paper machine clothing, but has become excess as our customers have chosen other fabrics to use on their machines or because we’ve tried to increase our productivity and production yield by making multiple pieces when a customer ordered just one.

Of course, we made this extra piece in anticipation of a follow-on order, which would require it. But in some cases, these orders never arrived and now the material sits in our stock. We believe there are willing customers for this material in the markets we presently serve, as well as the markets of the world we don’t call on. We have named division Czars for accounts receivables and inventory, and a special Czar for this alternative marketing process as well.

Project Czar has produced some very interesting results since we initiated it in May with one example being worth mentioning anecdotally. One of our accounts receivables staff at Xerium in North America has been focusing on collecting aged receivables. These are the real dogs in the system that everyone presumed we’re not likely to be collected. Each time she makes one of these collections and the money comes in, she posts a replica of a U.S. dollar bill on the wall of her cube with the customer’s name, the amount received and how many days old the receivable was, written boldly on the copy.

I am delighted to tell you her cube is well on its way to being wallpapered with facsimiles. The oldest receivable I personally saw was 603 days for just over a $108,000. Now I can absolutely tell you that absent her perseverance and our focus on cash management, it is likely that money would never have been collected. Her efforts are just one example of many, a great many, where our people are finding ways to drive a measurable change in our performance, and deliver positive results.

Staying with cash management just a little longer, our capex spending was held to just $4 million in the quarter and we’re holding to a $27 million forecast for the year. Of this amount $14.2 million was committed in late 2007, as part of the company’s former growth-oriented strategy, primarily for the construction and the equipment for a new clothing facility in Vietnam, which we mothballed last December. The new investment commitments requiring cash flow in the year are only expected to be $12.1 million. In 2008, that equivalent amount was slightly less, approximately $9.7 as we had $31 million of year-over-year carryover from 2007.

As we have developed techniques to improve our trapped cash management, our sales organization in Europe has identified an innovative approach to utilize the order-to-delivery a lead times reduction that have been achieved. This has led to their development of our new customer supply chain management process, where we take responsibility for the management of our customers’ paper machine clothing supply. We have received one contract for this service in Europe and anticipate executing another four contracts shortly. These agreements create a long-term interdependence between us and our customers, that we believe will improve their supply of required products with minimum inventory, while increasing our revenue.

Meanwhile, we are continuing to invest in our technologically advanced new product portfolio at a rate roughly comparable to 2008. We believe this investment will position us well at the end of the recession to grow faster than the overall market through the penetration of presently unsupported market areas and the delivery of products which will have meaningful positive impact on our customers’ businesses.

Our recent commercialization of the Smart Roll™, about which I have spoken previously, is an example of this money hard at work. Many other new products, both in clothing and roll covers, are in our pipeline and moving toward commercialization. In future calls, I’ll also speak about our initial steps to explore markets unrelated to the paper industry, where our technology, geographically diverse production facilities and our global service network are providing us access to new revenue sources. While our participation is currently very modest, these initiatives will be good opportunities for us if managed appropriately.

In future calls I’ll also speak about our initial steps to explore markets unrelated to the paper industry, where our technology geographically diverse production facilities and our global service network are providing us access to new revenue sources. While our participation is currently very modest, these initiatives will be good opportunities for us if managed appropriately.

These continual operation improvements are the result of our people tackling tough issues head-on. Our people have learned to solve problems together in team that come together as a need or an opportunity is identified, and quickly, using some new skills they’ve acquired and plain old hard work, resolve the problems. This same process is applied to creating new sales ideas and new products. I believe without reservation that our people are making our progress possible and that they are the solid underpinning that provides us our long-term comparative advantage.

Well it is practically impossible to acknowledge them adequately during this recession, we’re trying hard to appreciate them in many small ways. We also devote a lot of time internally to communicating about our markets, our customers and what we’re doing inside the Company to implement our strategy. In fact, thirty minutes after this call ends, we’ll have our Global Town Hall meeting during which Dave and I will explain our earnings release and answer questions raised by our employees around the world, in much the same format you will be able to ask questions at the end of this call.

Now I will ask Dave Maffucci our new Executive Vice President and Chief Financial Officer to lead us through the financial results. Dave.

David Maffucci

Thanks Stephen. Just to go over again net sales for the second quarter of 2009 were down $49.6 million to $120.8 million from $170.4 million for the second quarter 2008. This represents a 29% decrease.

The decline in net sales reflects worldwide sales volumes decline due to the impact of the global recession on our operations and to those of our customers as well as to unfavorable currency effects caused by the strengthening of the U.S. dollar. Excluding currency affects 2009 second quarter net sales declined 20% from a year ago.

Compared to March the first quarter ’09, sales were up slightly from $116.5 million to $120.8 million in the second quarter of ’09, or an increase of about 3%. Sequentially through the second quarter our sales were $45.1 million in April, $44.5 million in May, and $46.3 million in June, [correct numbers are $40.5 million, $37.9 million and $42.4 million, respectively] so in this year a slight uptick in June.

Clothing segment sales declined 26.8% to $80 million for the second quarter of 2009 from $109.3 million. This was again due to decreased sales volume in all of our operating regions and also to unfavorable current effects. Excluding the currency affects, net clothing segment sales declined during the second quarter by 16.8%.

Overall our pricing level in the segment increased just under 1% primarily due to mix. And this came at a time when we believe that many of our peers within the industry have been lowering prices in the face of excess inventory and soft demand. Clothing sales for March ’09 were $80 million compared to March of ’09 of $77.8 million.

In the Roll Covers segment, sales declined 33.2% to $40.8 million for the second quarter of 2009 from $61.1 million for the second quarter of 2008. It’s the same story here, decreased worldwide sales volumes and unfavorable currency effects. Excluding currency, roll cover sales declined 25.7% as mills continued to defer maintenance and stretch the life of their roll covers in light of the continuing poor economic conditions. Pricing in the roll covers segment increased 1%, again due to mix. Roll covers sales in the [June 2009] quarter were $40.8 million compared to sales of $38.7 [million] in the March quarter of ’09.

Gross margin for the second quarter of 2009 was $45.6 million or 37.7% of net sales. This compares to $68.8 million for the second quarter of 2008 or 40.4% of net sales. Gross margin percentage in clothing was 39.9% for the second quarter of 2009 down from 41.4% for the second quarter of 2008 on a lower level of net sales.

Gross margin in the Roll Covers segment for the second quarter of 2009 was 33.6%, down from 38.6% for the second quarter of 2008. Overall, as a result of the lower sales volumes, we were not able to fully absorb fixed costs, which was the primary driver behind to the reduced gross margins. [Consolidated] gross margins in this second quarter of 37.7% were down slightly from March of ’09 of 38%, essentially flat.

Restructuring activities relate to either closing or transferring productions to certain of our manufacturing facilities and through personnel reductions, all of which are focused on lowering our cost structure. During the second quarter of 2009 we recorded restructuring expenses of about $1 million, almost all of which was a direct result of further reductions in headcount.

During the second quarter of 2009 we reduced our workforce by 79 employees. For the first six months of the year, we have lowered headcount by total of 349 [correct number is 356] on top of the nearly 100 in reductions during 2008. We are targeting additional restructuring expenses of approximately $3 million during the second half of 2009.

We continue to cut expenses in all areas, reducing operating expenses by 48.6% to $26.3 million in the second quarter of 2009 as compared with $51.1 million in the second quarter of 2008. As a percentage, operating expenses fell to less than 22% of net sales in the second quarter of 2009 from 30% for the second quarter of 2008 and generated 9% improvement in income from operations, from $17.7 million for the second quarter of 2008 to $19.3 million for the second quarter of 2009.

The most significant contributor to the decrease in operating expenses was the $16.9 million reduction in G&A expenses during the second quarter [of 2009] as compared with the second quarter of 2008. The decrease in G&A expenses consisted of the following: a $5.2 million decrease relating to bank amendment expenses incurred in 2008; $3.4 million in reduced environmental accruals; $2.3 million of lower litigation accruals; $1.4 million of decreased provision for bad debts; and also there were lower salaries, travel and other costs as a result of our cost reduction efforts. Favorable currency effects of $1.9 million further reduced G&A expenses.

Furthermore, decreases in the other operating expenses principally selling expense, which fell by $5.8 million were mostly attributable to the impact of cost reduction programs that reduced headcount and related expenses and lower selling commissions, as well as the favorable currency effect of $2.8 million.

Net interest for the quarter increased $14.8 million to $15.6 million from a little over from around $1 million in the second quarter of 2008. The increase is primarily due to a $13.7 million mark-to-market dollar credit which occurred in the second quarter of 2008 as a result of losing hedge accounting treatment for the first half of 2008. We regained hedge accounting effective July 1, 2008. Also in the second quarter of 2009, as compared with the second quarter of 2008, the interest rates on our debt were higher after the amendment of a senior credit facility on May 30, 2008.

Our effective tax rate for the quarter was 63% for the second quarter of 2009, as compared with 12% for the second quarter of 2008. The effective tax rate is impacted by the level of profitability in countries where we pay taxes versus profitability in countries where we have losses and accordingly have booked a evaluation allowance. The two large countries that this impacts is U.S and Canada. The effective tax rate was low in the second quarter of 2008 as we had mark-to-market gains of $13.7 million; a significant portion of these were in U.S. and were therefore sheltered from taxes and there is no tax effect.

Net income for the second quarter of 2009 was $1.6 million or $0.03 per share, compared to net income of $14.1 million or $0.31 per share for the second quarter of 2008. The decrease is primarily the result of lower sales, partially offset by decreased operating expenses and to the increased interest expense resulting from the $13.7 million in mark-to-market gains recorded in the second quarter of 2008 due the loss of hedge accounting for the first half of 2008.

Net income for the quarter was $1.6 million compared to a loss of $9.5 million in March of ’09. This is an improvement of $11 million this was impacted basically by lower operating expenses in the June quarter. Foreign currency exchange losses of $1.3 million in March versus June gains of about $0.6 million, and a lower tax rate in June ’09 also contributed to the improvement in net income.

Segment earnings for clothing were $26 million [in the second quarter of 2009] which compares to earnings of $27.2 million [in the second quarter of 2008]. In the prior quarter, roll covers earnings were $8.4 million in the second quarter compared to $15.5 million in the second quarter of 2008. Adjusted EBITDA as defined by our amended credit facility was $31.6 million for the second quarter of 2009 compared with $50.2 million in the second quarter of 2008.

Net cash used in operating activities for the quarter ended 2009 was $7.5 million compared to $11.2 million in net cash provided by operating activities in the prior [year] quarter. This decline is primarily attributable to a decrease in the volume of business and an increase in working capital principally due to the level of payment of payables during the second quarter of 2009 as compared with 2008.

We made some progress towards achieving our operating targets for working capital during the second quarter of 2009 as compared with the second quarter of 2008. For example, accounts receivable as measured as a ratio of days of receivables improved to 52 days compared to 62 days, and inventory turns improved to four compared to a little over three in the prior-year quarter. However, days of payables were down to 50 days compared to 77 days for the period from March 31, ’09 to June 30, ’09.

As Stephen mentioned during the quarter we initiated a project to accelerate accounts receivable collections and to sell excess inventories. Through June this project has already contributed approximately $2.5 million in cash and increased adjusted EBITDA by approximately $4 million.

Cash on hand at June was $20 million compared to $27.5 million at March 31 and $25.4 million at June 30, 2008. Bank debt increased to $618.7 million from $609.3 million at March 31, primarily due to currency effects and these were partially offset by long-term debt principal payments of approximately $7.5 million. Our debt also includes $28 million under our line of credit in first quarter of 2009. At June 30th, the weighted average interest rate on a fixed portion of our term debt was 9.74%, and 6.32% on the portion that is not fixed. We reduced capex $4 million from $7 million in March and from $8.8 million a year ago. And as Stephen said, we expect capex to be approximately $27 million and that [2010] capex will be comparable to 2009.

In summary, it was a challenging quarter because of the prolonged severity of the downturn in the paper markets much of which is directly related to the global economic slowdown. We are managing what we can control. We’ve continued to lower cost and improve efficiencies, while investing prudently in R&D to ensure that we continue to feed the pipelines with innovative products to address the turnaround as it starts to materialize.

Will that I’ll turn the call back to Stephen.

Stephen Light

Thanks, Dave.

As you’ve just learned, the nearly 30% decline in our markets has been too great for us to overcome, in spite of our many cost reductions and balance sheet improvements. While we had planned for market contraction in 2009, the 29% decline we experienced has been far deeper than our models predicted, or our ability to operate profitably. As a result, we do not expect to be in compliance with our existing loan covenants at the end of the third quarter. This situation was considered in our covenant compliance risk management process, which we filed as an 8-K in early June.

Consequently and as planned in our risk mitigation actions, we have named a steering committee of our Board of Directors to lead our lender engagement process, and retained Jay Alix Partners as our financial advisors. Some of you may remember that Jay Alix Partners is the firm that helped us through our amendments last year. We have already had our first meetings with our lenders and expect to continue to meet with them regularly, working toward an agreement that enables the Company to move forward to implement its strategy.

There can be no guarantee we will be successful in this endeavor. But if the initial tone of discussions is indicative, and the lenders behave consistently with prior amendments with the Company, I am personally hopeful we will reach an acceptable outcome prior to reporting our results for Q3 2009. Obviously we will have a lot more to say about this process as it develops during the next few months.

Our organizational structure and well-managed geographically distinct regions enable us to separate these debt-related activities from our day-to-day operations so that our front line teams will not become distracted. They will remain absolutely focused on delivering value to our customers because as previously mentioned, we do expect this market to rebound and, when our process and this recession is completed, we want our customers to recognize we stood with them throughout these very difficult times.

Meanwhile, we will continue to find and implement additional ways to further reduce our costs, improve our balance sheet by freeing “Trapped Cash”, hunt down and collect aged receivables, sell excess inventory, deliver on our new product programs and serve our customers.

With that being said, we have now completed our prepared remarks for this morning’s call, and are ready for the first question from our attendees.

Grace, we are ready when you have a question.

Operator

Thank you, sir. [Operator Instructions]. The first question comes from Chip Dillon, Credit Suisse. Please state your question.

Chip Dillon - Credit Suisse

Yes good morning. And Dave by the way congratulations and please don’t leave Xerium because you know what happens when you leave a company, if we go by history. Hey, the question I had was on the inventories your customers had and if you could just talk a little bit about, I guess we have the slots that you had at the paper mills for the PMC, and so you probably have some idea as to how lean they’re running in terms of their inventories. Do you feel that there was a severe enough of a drawdown — more than you’ve seen in the past — or is the decline in orders that you saw during the recession just because of lower production levels?

Stephen Light

Chip good morning and thanks for the question. Let me use your question first just to make a correction in the remarks that I made. I indicated that we were down 440 headcount from the prior quarter and that’s 440 over the past 12 months. So we’re actually down 440 people from June 30, ’08, and as Dave reported, 340 [correct number is 356] from December 31, ’08.

Now to answer your question, we do as you rightfully surmise assess the inventory level of our products at our customers. And I will give you some anecdotal information. In Europe, we have a selected sub group of customers, about 50 of them, and we go to the customers each month and count paper machine clothing pieces ahead of each position where we have some piece of the market, whether they are sole provider or partial provider.

As of January, we had noted – we used December year-end as the base line – as of January, we had noted they were down 3%. As of the end of June, we’ve noted our customers are down 14% across this snapshot of 50, ranging from very large to very small were down 14% in the amount of paper machine clothing ahead of their operating position. We think this is a pretty good drawdown. Not every customer is at that level of course, you’d expect to see some variation, but at this point, we’re beginning to see customers re-order.

And as I mentioned last quarter, in our last quarter call, we were seeing it starting in the press felt area, where press felt orders were up while forming fabrics and dryers, which survive a machine shutdown – press felt, you recall, does not – we were seeing the increase in press felts. Now we’re seeing a very gentle, but distinct upturn in orders tracking by month for forming fabrics.

So we think that’s indicative that they’re starting to run, that the inventory levels that their targeting appear to be about correct. Let me just editorialize one more point: we’ve recognized a real sea of change in the minds of our customers. A few years ago, the idea of having essentially unlimited access to paper machine clothing was a mandate; consignment inventories were all the vogue; it seemed like cash didn’t matter.

Today, discussions with customers center around ‘how fast you re-supply me if I take a piece off the machine? Am I safe with having one waiting and one in your factory, or do I need three to four, or can I operate with zero?’ And so I think what we’re seeing is a more mass production or more automotive approach toward inventory management filtering into the paper industry and it’s coming in a real hurry. These conversations never would have occurred a year ago and now this is what we talk about.

Chip Dillon - Credit Suisse

Got you. And then this is quick follow up Stephen, when you look at the Vietnam plant that you started or were about to build if you could update us on that and it seems like last fall we had a number of companies and say China who stopped building capacity, stopped building paper machines, that have now resumed them. APP China comes to mind. Do you sense those that shift into continuing to build capacity that may make Asia a little more attractive than you might have though six months ago?

Stephen Light

Well, let me update you first on Vietnam because there were a couple of questions embedded in there. We did make the decision last fall to stop any further investment in Vietnam. The building exists; it’s partially completed; it’s weather-proofed. I can assure you there is no equipment installed in there; there is some equipment sitting adjacent to the building in hermetically sealed containers. I think our decision to stop to Vietnam initiative was exactly right and our timing was good, it would have been better a bit earlier, but I sure wouldn’t want to be carrying a $46 million asset into a recession like this one if I did absolutely have to. So I think that decision was probably more lucky than good, but we will take credit for the wisdom of that. In terms of what’s going on in China, as I indicated we’re seeing the domestic market coming to life on the basis of the Chinese economic stimulus. We’re just not yet seeing the export activity building that we saw last year. However, I think that it will come back, I am optimistic about that. We are working our supply relationships for the Chinese market and also inside the Chinese market quite diligently. We’re seeing good response, good growth in China, but China is one piece of Asia. And how we service the rest of southeast Asia is important.

Right now all our divisions, that is North America, Europe and South America, are providing continuous support into Asia as those divisions receive the work load from Australia, when we shut that plant down. That shutdown was as I indicated in my remarks, really well executed, not a single customer was delayed on any piece of clothing that the day had on order from the Australia plant.

So I think that whole process is working well. As we roll out the new products that we’ll be talking about in the next quarter and many of the next quarters, I think you’ll see that we’ve got the low cost solution with the technology that the customers require. The cost of clothing or rolls represents only about 3% of the price of making paper.

So we impact our customers far more importantly with documented cost reductions, tonnage improvements, and the like. And SmartRoll™ is a good example of where we have signed off statements by customers where they’re seeing very significant increases; I mean more than double digit increases in percentage terms in tons of output from their machines when they install a SmartRoll™. It seems to me that the pricing of paper machine clothing is not going to be relevant or particularly a decider when the contribution to overall cost reduction is so large.

Chip Dillon - Credit Suisse

Got you. Thank you.

Stephen Light

Yeah.

Operator

The next question comes from Ned Borland from Next Generation Equity Research. Please state your question.

Ned Borland - Next Generation Equity Research

Good morning guys. I guess Stephen with all the work you’ve done on the risk management process maybe you can compare and contrast the sort of covenant situation you are facing now in the third quarter with the previous time back in early ’08 and what the more significant differences are?

Stephen Light

First, Ned, good morning and thank you for the call. I think there are countless differences between what happened last year and the initiation of Xerium’s amendment process in this year. Last year you, may recall I joined the company on February 11th, and we recognized that day in the first quarter that we were going to have a covenant default in or potential covenant default in Q1. So about six weeks of lead time. It took us a while to get organized to recognize what we needed to do and we were required because of another issue we had in a late filing to go through the process of getting a default waiver or covenant waiver and then we actually were successful in working with the lenders to get a final amendment.

This time we see or we recognize the potential of a covenant violation based on our forecast. You’ll recognize that both Dave and I made the distinct point we are totally covenant compliant through Q2 and I want to go further and say we are covenant compliant through Q2 without the one-time events such as the EPA or the environmental reserve reversal that we mentioned in Dave’s remarks. We made the covenants on operations; but our forecast indicate to us that absent a remarkable market recovery, it doesn’t appear we’re going to be compliant in third quarter.

We have already engaged with the lenders, we’ve had two meetings. The lenders have a steering committee or a working group, I think they call it. We are well down the path we have Alix Partners with us. I think we are quite a bit further ahead. We understand the issues that have caused the covenant problem, and let me just be clear on that. When we built the business model that supported the development of covenants that we implemented with the 2008 amendment, which was amendment number five, we anticipated market growth of about 2.5% per annum; our forecast embodied less than 2%.

Nobody — not us, not the banks, not our auditors — no one conceived the 29% market contraction. We stress tested it about 15% down and we were tight but we were okay. So the major difference this year is, we’re anticipating it, we’re reacting to that anticipation not the reality of our covenant blow. We are continuing to work our fannies off, if you will. We will be trying not to have that problem. But we need — if our planning for the market bears fruit and that is essentially not much recovery in the second half, then we’re going to have the covenant issues. So I think there the situations are very, very different.

Ned Borland - Next Generation Equity Research

Okay. And then switching over to a little more of the operational questions here. The G&A expense, wasn’t even, I mean it’s not just down tremendously from a year ago, but even sequentially even if you back out or add back the currency effect there. That’s a pretty big slide in the G&A expense. So I was just wondering, what is the sustainable level of G&A expense going forward, I mean can you keep it as say a $8 million level going forward?

David Maffucci

No, no. I think it’s going to be a little higher. If you look back to the first quarter, the March quarter, and think about something in mid to higher teens that’s about where we’ll be.

Ned Borland - Next Generation Equity Research

Okay, all right. And maybe if you could just give us some color on the geographic sales breakdown for clothing sales?

Stephen Light

That’s not the data that we publish analytically. But I can tell you that Europe is down the most, almost 30% adjusted for currency about 20%.

Ned Borland - Next Generation Equity Research

Okay.

Stephen Light

North America is down right about the same amount [adjusted for currency]. China is or Asia is very slightly down [adjusted for currency], South America is down about half of what the other regions are [the intended statement was “South America, adjusted for currency, is down slightly less than Europe”]. The bigger issue for us right now in terms of our market mix is that the rolls business is down very substantially. And there we’re seeing a shift not only in the period in which the – or the length of service that the rolls are getting but that the mills are trying to get one more re-grind to take out nicks and blemishes when they would normally be re-coating. They are also asking us to do more mechanical work than we currently do. And that work is lower on margin than the re-coating work. So we’ve got a mix situation as well as the market being down.

Ned Borland - Next Generation Equity Research

Okay. Got you. On yesterday your major competitor suggested that some of the price activity that was quite disruptive to the market in Europe has kind of eased a little bit would you agree with that assessment?

Stephen Light

Well I think that our conversations at least in the – I think this is my sixth to seventh call for the company – we have been emphatic that we believe pricing conduct in the industry needed to alter. We have priced our products based on value and have been pretty strong in defending that position. I would be delighted to hear that the rest of the industry is going on that way. I am not frankly paying a lot attention to what my competitors doing right now. I am worried more about my customers and making sure that when they need a piece of clothing I’ve got it; and when they need a roll I’ve got it; and that we negotiate fair agreements.

Pricing is only one element of course of the commercial relationship between the company and the customers. We want to be known as the people that do what we say we’re going to do every time. And that means delivering, having the right quality levels, bringing out the new products. I think this recession is teaching all of us a lot about the dynamics of how to relate to customers and recognizing that — simply stated, it ain’t always price.

Ned Borland - Next Generation Equity Research

Okay. Thank you.

Stephen Light

Thank you.

Operator

[Operator Instructions]. Your next question comes from Steve Schiller from Gordian. Please state your question.

Steve Schiller - Gordian

Good morning, it’s Steve Schiller. I wanted to ask what the longer term outlook for the business is going forward. It seems as you have this recession is accelerating what may be a structural shift in the consumption of paper worldwide? And I want to get a feel from you as to what you feel the longer term, after a bounce back for the recession, what the longer-term outlook is. Is it still 2.5% growth; how do units perform; give me your thoughts on that?

Stephen Light

Steve, first thank you and thank you for the question and good morning. This is a very interesting industry. In my 18 months here I recognized that it’s really a lot of industries, it’s not just one. It doesn’t behave as unit newsprint — I’ll comment on the development of the segment. Newsprint we see as steady decline — has the recession accelerated a bit? When I pick up the News and Observer, which is the local Raleigh newspaper, the paper is so thin you can almost see through it now. Clearly they are doing everything they can — the newspapers are doing everything they can to reduce the amount of paper that’s getting delivered at least to my home.

I don’t think there is any stop in that. There is some point at which the decline may slow down, but newsprint is a tough place to be. We are working very diligently now to reduce our dependence on newsprint. The offset to that is tissue products, not only personal care but other applications. That business is expanding very rapidly and what is extremely interesting about the tissue business is in contrast the things like printing and writing paper and board, tissue machines tend to be narrow, which means that the older manufacturing equipment in our plants really comes to play here.

And the idea of going out and buying a new five meter loom was unthinkable a few years ago but, with tissue machines of four meters of width versus say a news print machines of 12 meters of width, the whole aspect to how you approach of equipping a building or equipping a factory changes geographically. So there is two product differentiators I think on the extreme. Certainly the production in Asia is becoming very significant. Data from one of our sources shows that consumption of paper machine clothing in Asia is approaching paper machine clothing in Europe, at least based on what the European manufacturers produce.

The Asia market will continue to grow; I think we’re really well positioned to support that with our multi-geographic approach and the new products that are coming out. But, just as an add to the complexity, most people seem to talk about Asia paper production as a homogeneous entity, we think there’re really two markets: there is the big high speed modern machine market, and there is the smaller, narrower or slower domestic market. Some people refer to it as the ghost market. Those markets are behaving quite differently and manufacturers such as us have to be agile in how you deal with those. I think we will see growth in tonnage globally. It will be moved around geographically. But the people with the best products, those that deliver the most value to the customers are going to win out.

Steve Schiller - Gordian

Great, thank you.

Stephen Light

Yeah. Thank you. Grace, we have time for just one more question, if you have one for us.

Operator

There appear to be no further questions sir. Are there any further points you wish to raise?

Stephen Light

Yes, just one. We have as we’ve announced publicly we received notification from the New York Stock Exchange that we are no longer in violation of the $1 per share average price. We’re very pleased with that. We do have two remaining challenges that are due to be satisfied approximately June of next year and those are the $50 million shareholder equity and the $50 million market cap thresholds. As of yesterday’s calculation, we satisfy the market cap threshold [the intended statement was that at the closing price of the Company’s common stock on August 4, 2009, the Company had a market capitalization greater than $50 million]; we do not yet satisfy the shareholder equity. We will continue to work diligently towards that.

Ladies and gentlemen thank you for your kind attention this morning. We will speak to you in about 90 days. Bye, bye now.

Operator

This concludes the Xerium Technologies second quarter 2009 financial results conference call. Thank you for participating. You may now disconnect.